Exhibit 99.1

TICC Renews Credit Facility, Maintains Interest Rate Spread

Greenwich, CT – 2/05/2008 – TICC Capital Corp. (the “Company”)(NASDAQ: TICC) announced today that it has amended its existing revolving credit facility (the “Facility”), extending the termination date from April 11, 2008 to January 29, 2009. Royal Bank of Canada (“RBC”) remains agent under the Facility and each of RBC and Branch Banking & Trust Company remain a lender with a commitment of $75,000,000, for a total commitment of $150,000,000 (which is a reduction from $180,000,000 as a result of the removal of Commerzbank AG as a lender). The Company has not historically utilized an amount of the Facility exceeding $150,000,000. Under the terms of the amended Facility, drawdowns will continue to bear interest on the same terms as the previous arrangement, which is generally 1.75% over LIBOR.

“In view of the recent dislocations in the global credit markets, we are very pleased that our two primary lenders renewed the credit facility and were able to maintain the interest rate spread we have historically enjoyed,” said Jonathan Cohen, Chief Executive Officer of the Company.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.